Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SOCIETAL CDMO, INC.

at

$1.10 per share, in cash, without interest and less any applicable tax withholding

Pursuant to the Offer to Purchase dated March 11, 2024

by

CANE MERGER SUB, INC.

a wholly owned subsidiary

of

CORERX, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON APRIL 5, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 11, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Cane Merger Sub, Inc., a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of CoreRx, Inc., a Florida corporation (“Parent”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Societal CDMO, Inc., a Pennsylvania corporation (“SCTL”), at a purchase price of $1.10 per Share in cash, without interest, subject to any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 11, 2024 (the “Offer to Purchase”) and in the related Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal (including Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4. SCTL’s Solicitation/Recommendation Statement on Schedule 14D-9.

Certain conditions to the Offer are described in Section 15—“Conditions of the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 p.m., Eastern Time, on April 5, 2024, which is the date that is twenty business days after the commencement of the Offer (the “Expiration Date”), unless Purchaser has extended the Offer pursuant to and in accordance with the Merger Agreement (as defined below) (in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) or the Offer is earlier terminated pursuant to and in accordance with the Merger Agreement. Purchaser is not providing for guaranteed delivery procedures. Therefore, SCTL shareholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date. In addition, for SCTL shareholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message (as defined in Offer to Purchase) in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary and Paying Agent (as defined below) prior to the Expiration Date.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 28, 2024, by and among Parent, Purchaser and SCTL (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into SCTL, without a vote of SCTL’s shareholders in accordance with Section 321(f) of the Pennsylvania Business Corporation Law (the “PBCL”), with SCTL continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) held by SCTL (including Shares held in the treasury of SCTL), (ii) owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, (iii) irrevocably accepted for payment in the Offer or (iv) held by a holder who is entitled to and properly demands appraisal rights under Subchapter D of Chapter 15 of the PBCL and, as of the Effective Time, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the PBCL, will be converted into the right to receive the Offer Price, without interest, less any applicable tax withholding. As a result of the Merger, SCTL will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Board of Directors of SCTL unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of SCTL and its shareholders, (ii) authorized and approved the execution, delivery and performance by SCTL of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved that the Merger will be effected under Section 321(f) of the PBCL, and (iv) resolved to recommend that the shareholders of SCTL accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For Shares to be properly tendered and accepted for payment pursuant to the Offer, Broadridge Corporate Issuer Solutions, Inc., the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), must be in timely receipt of (a) the certificates evidencing such Shares after the Expiration Date or confirmation of a book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Officer to Purchase) in lieu of the Letter of

Transmittal) and (c) any other documents required by the Letter of Transmittal.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. Tendering shareholders who are record owners of their Shares and who tender directly to the Depositary and Paying Agent will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may be obtained at no cost to shareholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be found free of charge at www.sec.gov.

Very truly yours,

D.F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent, the Depositary and Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders Call (Toll-Free): (866) 342-4883

Banks and Brokers Call: (212) 269-5550

Email: SCTL@dfking.com